As filed with the Securities and Exchange Commission on October 11, 2000
                                                  Registration No.: 333-________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                            GLOBAL TECHNOLOGIES, LTD.
             (Exact Name of Registrant as specified in its Charter)

          Delaware                                              86-0970492
(State or other jurisdiction                                 (I.R.S. Employer
      of incorporation)                                   Identification Number)

     The Belgravia, 1811 Chestnut Street, Suite 120, Philadelphia, PA 19103
                                 (215) 972-8191
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                        S. Lance Silver, General Counsel
                            Global Technologies, Ltd.
     The Belgravia, 1811 Chestnut Street, Suite 120, Philadelphia, PA 19103
                            Telephone: (215) 972-8191
           (Name and Address, including Zip Code and Telephone Number, including Area Code, of Agent for Service)

                                   ----------

                        Copies of all communications to:
                            Richard P. Jaffe, Esquire
                       Schnader Harrison Segal & Lewis LLP
                         1600 Market Street, 36th Floor
                           Philadelphia, PA 19103-7598
                Telephone: (215) 751-2501 Telefax: (215) 751-2205

                                   ----------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------
                                        Proposed October 9    Proposed Maximum     Amount of
Title of Securities      Amount to be    Maximum Offering    Aggregate Offering   Registration
To be Registered          Registered    price per Share(2)        price(2)           Fee(3)
----------------------------------------------------------------------------------------------
Class A Common Stock,
$0.01 par value           541,314(1)          $3.25             $1,759,270.50       $464.45
----------------------------------------------------------------------------------------------

(1) The registrant is registering for resale by a stockholder 437,500 shares of Class A Common Stock that may be acquired by such selling stockholder upon the conversion of a secured convertible note of the registrant and 103,814 shares held by two other stockholders, pursuant to certain agreements between the registrant and these stockholders. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also registers such additional number of shares of registrant's Class A Common Stock as may become issuable upon any such conversion, payment or redemption as a result of stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share is based upon the average of the high and low sales prices of the Class A Common Stock as quoted on the Nasdaq National Market System as of the close of trading on October 9, 2000.

(3)  Calculated by multiplying the aggregate offering amount by .000264.

                                   ----------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC acting pursuant to said Section 8(a), may determine.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 10, 2000

PROSPECTUS

                            GLOBAL TECHNOLOGIES, LTD.

                                 541,314 SHARES

                              CLASS A COMMON STOCK

     This Prospectus relates to the offer for sale from time to time of up to 541,314 shares of Class A Common Stock, par value $0.01 per share, of Global Technologies, Ltd., a Delaware corporation, by (a) a stockholder who holds a secured note convertible into 500,000 shares (62,500 of which have been previously registered) and two other stockholders holding an aggregate of 103,814 shares, in connection with various agreements with us. Although we would receive certain benefits from the conversion of the note, we will not receive any of the proceeds from the resale of these shares by any of the selling stockholders. For more information on the selling stockholder and the notes, please see "Selling Security Holders" beginning on Page 23.

     Global's Class A Common Stock is traded on the Nasdaq National Market under the symbol "GTLL." The closing sale price of our Class A Common Stock as reported by the Nasdaq National Market on October 6, 2000 was $3.50 per share.

     PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH ANY DECISION TO PURCHASE SHARES IN THIS OFFERING.

     The selling stockholders may sell the shares of Class A Common Stock described in this prospectus in public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. For more information on how the shares may be distributed, please see "Plan of Distribution" beginning on Page 25.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is __________ ____, 2000.

     Throughout this prospectus, "Global Technologies," "Global," "we," "us," and "our," and other possessive and other derivations thereof, refer to Global Technologies, Ltd. and its consolidated subsidiaries, unless the context otherwise requires. All trademarks and trade names appearing in this prospectus are the property of Global, unless otherwise indicated.

     This prospectus is part of a registration statement we filed with the SEC. Global may amend or supplement this prospectus from time to time by filing amendments or supplements as required. Please read this entire prospectus and any amendments or supplements carefully before making your investment decision to purchase shares in this offering. You should rely only on the information provided in, and incorporated by reference into, this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any such documents that we have filed. You may do so at the Commission's public reference room, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the following Regional Office: 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

     Our SEC filings are also available to the public on the Commission's web site at http://www.sec.gov. Our web site can be found at http://www.gtll.com.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this registration statement some of the information we have already filed with the SEC. As a result, we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not contained in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus. Moreover, later information filed with the SEC by us in the future will update and supersede this information and similarly be considered to be a part of this prospectus. We incorporate by reference the documents listed below, all filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement, as amended, and prior to effectiveness of the registration statement, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     *    Our Annual Report on Form 10-KSB/A for the fiscal year ended June 30,
          2000.

     * The description of the Class A Common Stock as set forth in our registration statement on Form 8-A filed with the SEC on December 31, 1994, as amended by our registration statement on Form 8-A/A filed with the SEC on March 8, 1995, and any other amendments or reports thereto filed with the SEC for the purpose of updating such description.

     We will provide, without charge, to each person to whom a prospectus is delivered, a copy of these documents that are incorporated by reference into, but not delivered with, this prospectus. You may request a copy of these filings by writing or telephoning us at the following address:

                            Global Technologies, Ltd.
                 The Belgravia, 1811 Chestnut Street, Suite 120
                             Philadelphia, PA 19103
                          Attention: Investor Relations
                         Telephone number: 215-972-8191

                                TABLE OF CONTENTS


FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS............................    4
AN OVERVIEW OF OUR BUSINESS................................................    4
RISK FACTORS...............................................................    6
USE OF PROCEEDS............................................................   23
SELLING SECURITY HOLDERS...................................................   23
PLAN OF DISTRIBUTION.......................................................   25
DISCLOSURE OF THE SEC'S POSITION ON INDEMNIFICATION FOR
  SECURITIES ACT LIABILITIES...............................................   26
LEGAL MATTERS..............................................................   27
EXPERTS....................................................................   27

                 FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This prospectus, and certain information incorporated herein by reference, include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results.

     All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. In particular, the statements herein, and in the incorporated information, regarding our future results of operations or financial position are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of such terms or other comparable terminology.

     Forward-looking statements reflect our current expectations and are inherently uncertain. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that future events, in addition to those discussed elsewhere in this prospectus, particularly under "Risk Factors," and also in other filings made by us with the Securities and Exchange Commission, could affect our future operations and cause our results to differ materially from those expressed in our forward-looking statements. The cautionary statements made in this prospectus and in the incorporated information should be read as being applicable to all related forward-looking statements contained in this prospectus and the incorporated information.

                           AN OVERVIEW OF OUR BUSINESS

     Global Technologies, Ltd. is a technology incubator that invests in, develops and manages emerging growth companies in the networking solutions, interactive information and entertainment systems, e-commerce, telecommunications and gaming industries.

     We currently hold common stock and convertible preferred stock representing approximately 79% of the outstanding common stock of The Network Connection, Inc. on a fully converted basis. The Network Connection is publicly traded on the Nasdaq SmallCap Market under the ticker symbol "TNCX."

     The Network Connection is a pioneer and leading provider of broadband entertainment, information and e-commerce systems for the "away-from-home" marketplace (e.g., hotels, cruise ships, long-haul passenger trains and schools). TNCi's fully-interactive, all-digital systems are designed to provide consumers and students with a personalized, high-speed entertainment platform where they can access services such as on-demand films, music videos, reservation and tour information, IP telephony, email, Internet, video games, casino gaming, courseware, lectures, and other Internet-based content and commerce applications through the privacy of their hotel room, cruise cabin, passenger seat or classroom. Through TNCi's CruiseView(TM), Projectrainbow(TM), InnView(TM) and EduView(R) services, "away-from-home" industries can provide guests with 21st century entertainment and information technology to meet the demands of an ever-growing marketplace.

     We also hold 3,000,000 shares of common stock representing approximately 14.2% of the outstanding common stock of US Wireless Corporation based on the number of outstanding shares of US Wireless common stock on June 30, 2000. US Wireless is publicly traded on the Nasdaq National Market under the ticker symbol "USWC". US Wireless provides mobile location and traffic related information to wireless carriers, Internet providers, public safety and transportation/telematics companies.

     US Wireless is building a national location network and has announced plans to roll out traffic and transportation services in San Diego, CA, Washington, D.C., Hampton Roads, VA, and the Greater San Francisco Bay area. The company's network is based on its award-winning RadioCamera(TM) pattern matching positioning technology that pinpoints the location of cellular callers to enable the delivery of mobile services that rely on location, including life-saving emergency 911 caller location, live traffic and traveler information, navigation assistance, localized directory assistance, and vehicle and asset tracking.

     We also own an operating center and network of approximately 2,000 installed remote terminals through which GTL Management Limited, one of our wholly owned United Kingdom subsidiaries, operates lotteries on behalf of charities in Great Britain. Inter Lotto (UK) Limited maintains the license to operate these lotteries. Prior to August 18, 2000, we owned 27.5% of Inter Lotto, but have terminated our relationship with that entity. In connection with the termination, we received approximately (pound)750,000 related to value-added tax refunds, transferred our shares of Inter Lotto to three of its other shareholders and entered into an arrangement pursuant to which we and Inter Lotto will continue to run the lotteries through December 31, 2000. We are currently pursuing alternative operating strategies for the lottery infrastructure. Such strategies include utilizing the network for operating pools, lotteries and betting for established gaming companies, and developing a national linked bingo game in partnership with proprietary private clubs throughout the UK. We intend to have implemented an alternative operating strategy by December 31, 2000, however, no assurance can be given that we will be successful in doing so.

     We also hold an approximately 4% equity interest in Shop4Cash.com, Inc., a privately held, cash-incentive, Internet shopping portal with a growing base of approximately 250 affiliated merchants. Shop4Cash has recently determined to expand the scope of its existing business model to offer merchants on-line credit card processing and transaction services in addition to the existing services of the Shop4Cash website. Shop4Cash expects that these additional services will create additional value for both consumers and businesses by facilitating the flow of consumers from the Shop4Cash website to the merchants' virtual storefronts.

                                  RISK FACTORS

     Making an investment in the Class A Common Stock of Global Technologies, Ltd. is highly speculative and involves a high degree of risk. Before making an investment, you should be aware of the following risk factors and should review carefully the financial and other information about us provided or incorporated into this prospectus.

                             RISKS PARTICULAR TO US

WE PLAN TO SELL OR FURTHER BORROW AGAINST SOME OF OUR INVESTMENTS TO MEET OUR FINANCIAL OBLIGATIONS OVER THE NEXT 90 DAYS AND THERE IS RISK THAT WE MAY NOT BE ABLE TO DO SO AT TIMES OR PRICES NECESSARY TO MEET THESE OBLIGATIONS.

     As of October 6, 2000, we had an obligation of approximately $1.1 million in connection with the purchase of the hardware and software that serves as the network operating center of the on-line lottery system that we have deployed in the United Kingdom, and the terminals through which lottery players purchase lottery tickets. In addition, we currently anticipate that the lottery project will require approximately $3.0 million in the three-month period ending December 31, 2000 to continue operations.

     We are also obligated to lend The Network Connection up to $5.0 million pursuant to a revolving credit facility agreement. As of October 6, 2000, The Network Connection had drawn $5.0 million against this line of credit, of which we converted $1.85 million of the outstanding balance under the facility into 1,233,333 shares of The Network Connection common stock, leaving an outstanding balance of $3.15 million, plus accrued interest. The Network Connection has recently received orders to install its InnView(TM) interactive information and entertainment system in 10 hotels. The Network Connection recently sold an aggregate of $1.1 million of common stock to an investor pursuant to a $12.0 million equity purchase agreement. In addition, The Network Connection's Executive Vice President purchased $1.0 million of newly issued TNCi common stock in July 2000 and an investor group purchased $1.0 million of TNCi Series E Preferred Stock in August 2000. The Network Connection requires further financing to support its operations and in the event that it does not obtain any such financing, it will likely continue to draw on the credit facility with us to finance the production of some or all of the equipment necessary for these InnView(TM) installations, as well as to cover other commitments and operating expenses. The lottery equipment purchase and outstanding service obligations and losses that we expect to fund, together with projected draws under The Network Connection credit facility and other operating expenses, exceed the sum of our currently available cash, cash equivalents and currently remaining available credit under the line of credit with Merrill Lynch, which sum totaled $1.5 million as of October 6, 2000.

     Although we recently obtained $10.0 million in equity financing from the issuance of our Series C Convertible Preferred Stock, obtained a $10.0 million line of credit facility with Merrill Lynch, which has been secured with a pledge of 1,000,000 of our shares of common stock of US Wireless, and obtained $11.0 million from the issuance of convertible notes secured by the pledge of an additional 1,866,538 shares of common stock of US Wireless ($3.0 million of these secured convertible notes have been redeemed, and, as a result, 750,000 shares of US Wireless common stock have been released to us), we plan to sell or further borrow against some of our investments to cover our financial obligations and to continue to execute on our business strategy of investing in, developing and managing emerging growth companies in the e-commerce, Internet, networking solutions, information and entertainment systems, telecommunications and gaming industries. We did not consummate the agreement we entered into on August 9, 2000 relating to a contemplated loan of $12.0 million against a pledge of 1,500,000 shares of our U.S. Wireless common stock, which we expected to close with funding in two equal installations on or about August 16, 2000 and August 22, 2000. Such collateral loan agreement has been terminated. We provide no assurance that we will be able to sell or borrow against any of our assets at planned times or for prices necessary to meet our financial obligations or to take advantage of investment or acquisition opportunities consistent with our business strategy. Failure to do so may prevent or delay further development of our business and/or cause us to default under the credit facility to The Network Connection. Such failure, delay and/or default would have a material adverse effect on the growth of our business, The Network Connection's and our financial condition, and may subject us to legal liability.

ONE MILLION OF OUR SHARES OF COMMON STOCK OF US WIRELESS CORPORATION, WHICH WE HAVE PLEDGED TO SECURE THE MERRILL LYNCH CREDIT FACILITY, MAY BE LIQUIDATED TO SATISFY OUR OBLIGATIONS TO MERRILL LYNCH.

     On April 5, 2000, we entered into a line of credit facility with Merrill Lynch in which Merrill Lynch agreed to advance up to $10.0 million based upon a percentage of the value of securities pledged as collateral to secure amounts drawn under the line of credit. Principal amounts borrowed under the line, together with accrued interest at an annual rate equal to the London Inter-bank Offer Rate plus 1.25%, are payable upon demand by Merrill Lynch. As of October 6, 2000, we had an outstanding balance of approximately $6.5 million under the Merrill Lynch line of credit facility. To secure such borrowing, we have pledged 1,000,000 of our shares of common stock of US Wireless to Merrill Lynch.

     If the amount owed under the Merrill Lynch credit facility at any time exceeds 35% of the market value of the shares of US Wireless pledged to Merrill Lynch, we will be subject to a maintenance call which would require us to pledge additional securities which are acceptable to Merrill Lynch as collateral or require us to reduce the outstanding balance owed under the Merrill Lynch credit facility through payment in cash. We provide no assurance that we would have sufficient additional collateral or funds necessary to pay outstanding amounts owed under the Merrill Lynch credit facility in the event of a maintenance call or upon demand for payment by Merrill Lynch, the failure of either of which would result in the liquidation of our shares of US Wireless pledged to Merrill Lynch to satisfy outstanding obligations under the Merrill Lynch credit facility and a material adverse effect on our financial condition.

     In May and June 2000, we received maintenance calls for an aggregate of approximately $0.9 million under the Merrill Lynch credit facility. In order to satisfy such maintenance calls, Irwin L. Gross, our Chairman and Chief Executive Officer, pledged personal assets to Merrill Lynch. This collateral was released to Mr. Gross on June 27, 2000. In July and August 2000, we received a series of maintenance calls for approximately $1.2 million. Again, Mr. Gross pledged personal assets in order to satisfy these calls.

ANOTHER 866,538 OF OUR SHARES OF COMMON STOCK OF U.S. WIRELESS CORPORATION, WHICH WE HAVE PLEDGED TO SECURE A NEW ISSUANCE OF SECURED CONVERTIBLE NOTES, MAY BE LIQUIDATED TO SATISFY OUR OBLIGATIONS TO THE HOLDERS OF THE NOTES.

     On June 8, 2000, we issued $4.0 million of secured convertible notes to Advantage Fund II Ltd. and Koch Investment Group, Ltd. The notes are convertible into shares of our Class A Common Stock at a conversion rate of $2.00 per share, subject to customary adjustments, and are secured by a pledge of 1,000,000 of our shares of common stock of US Wireless. On July 7, 2000, we redeemed $2.0 million of the principal amount of these notes. In connection with this redemption, 500,000 shares of US Wireless common stock previously held as collateral were released to us, and we issued warrants for 62,500 shares of our Class A Common Stock to each of Advantage and Koch. These warrants have a four-year term and an exercise price of $4.00 per share.

     On October 3, 2000, we issued an additional $7.0 million of secured convertible notes to Advantage and Koch. The notes bear interest at 8% per annum and are convertible after 120 days into shares of our Class A Common Stock at a 20% discount to market (we are obligated to register the resale of these shares), and after 150 days into shares of US Wireless common stock also at a 20% discount to market. In connection with this issuance, we redeemed another $1.0 million of the principal amount of the notes issued on June 8, 2000 for a total redemption cost of $1.2 million and the issuance of 62,500 shares of our Class A Common Stock. This redemption resulted in the release to us of another 250,000 shares of our US Wireless common stock previously pledged as collateral for the June notes.

     To secure the October issuance of convertible notes and permit the conversion of principal amounts thereof into shares of US Wireless common stock, we have repledged the 750,000 shares of US Wireless common stock that had been released to us in connection with redemptions of the June notes, and pledged an additional 116,538 shares of US Wireless common stock, to Advantage and Koch. We are permitted to redeem the October notes at any time for a premium. In the event that we do not redeem these notes prior to 150 days after the issuance thereof, or we were to default on any of the terms of the documents executed in connection with issuance of these notes, the shares of our US Wireless common stock serving as collateral for the notes could be liquidated.

OUR PARTNER COMPANIES ARE GROWING RAPIDLY AND WE MAY HAVE DIFFICULTY ASSISTING THEM MANAGE THEIR GROWTH.

     Our partner companies have grown, and we expect them to continue to grow rapidly. This growth requires our partner companies to:

     *    hire new employees;

     *    aggressively advertise and promote their products and services;

     *    modify and expand the current array of products and services offered;
          and

     * push product into new markets where we believe that significant market share and profitability may be achieved.

     Such growth is placing a strain on the limited resources of our partner companies and the limited resources we can allocate to assist them. The funds required to support this growth may require us to forego acquisition opportunities that would otherwise be consistent with our business strategy of investing in, developing and managing emerging growth companies in the e-commerce, Internet, networking solutions, information and entertainment systems, telecommunications and gaming industries.

WE ARE A DEFENDANT IN A MULTI-DISTRICT CLASS ACTION LAWSUIT THAT IF DECIDED ADVERSELY TO US COULD RESULT IN A LOSS OF OUR ASSETS.

     The business strategy under former management was the development, assembly, installation and operation of computer-based, in-flight entertainment networks that provided passengers the opportunity to view movies, play computer games and gamble, where legally permissible, through an in-seat video touchscreen. The main contract with respect to these entertainment networks was with Swissair. On September 2, 1998, Swissair Flight 111 crashed. The aircraft involved in the crash was a McDonnell Douglas MD-11 equipped with the entertainment network developed by former management. A large number of claims have been filed by the families of the victims of the crash. These claims have been consolidated into a multi-district class action litigation in which we, together with Swissair, Boeing, DuPont and a number of other companies, are defendants. Our aviation insurer is defending us in the action. We have $10.0 million in insurance coverage related to the action. We also have an umbrella policy for an additional $10.0 million in coverage; however, we are currently litigating the applicability of this policy to the action. If we do not settle the multi-district litigation within our policy limits, or if we are found liable for an amount in excess of these limits, our business would be adversely affected. If found liable for an amount substantially in excess of the limits of our coverage, we could lose all of our assets.

WE HAVE A LIMITED OPERATING HISTORY ON WHICH YOU MAY EVALUATE US.

     We were formed in February 1994. Until May 1998, we were engaged in the business of development, assembly, installation and operation of computer-based, in-flight entertainment networks, at which time former management decided to exit that business and to pursue opportunities in the drycleaning industry. In September 1998, the former board of directors of Global resigned from office and was replaced by our current board. The current board then appointed a new management team and put together our current business strategy of investing in, developing and managing emerging growth companies in the e-commerce, Internet, networking solutions, information and entertainment systems, telecommunications and gaming industries.

     We have a limited operating history under our new business strategy and new management on which you will be able to evaluate our business and prospects. Each of our partner companies is in the early stage of its development. Our business and prospects must be considered in light of the risk, expense and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets such as e-commerce, Internet, networking solutions and telecommunications. If we are unable to effectively allocate our resources and help grow existing partner companies, we may be unable to execute our business strategy and our stock price may be adversely affected.

OUR BUSINESS DEPENDS ENTIRELY ON THE PERFORMANCE OF OUR PARTNER COMPANIES, WHICH IS UNCERTAIN.

     We own interests in and help our partner companies operate their respective businesses. Each of our partner companies is engaged in a different operating business, and consequently is subject to a set of risks particular to its business. Material risks relating to our partner companies are set forth below under "Risks Particular to our Partner Companies." If our partner companies do not succeed, the value of our investments in such companies and our stock price could decline.

     Our $121.7 million in total assets as of June 30, 2000 included approximately $94.3 million of assets of our consolidated subsidiaries and investments in our other partner companies. The carrying value of our partner company ownership interests includes our original acquisition cost and the effect of accounting for certain of our partner companies under the equity method of accounting. The carrying value of our partner companies will be impaired and decrease if one or more of our partner companies do not succeed. Also, the carrying value of our investment in US Wireless is marked to market, and, therefore, a decline in its market price will impact our financial position. Our other publicly traded investment, The Network Connection, is not marked to market, and, as such, a decline in the market value of that company will not impact our financial position. However, such a decline would likely affect our stock price.

     The Network Connection is an emerging growth company in the early phases of implementing a new business strategy. Its recently formed divisions and the projects they are pursuing are in their infancy. As such, most of these projects are not expected to generate significant revenue in the near-term, yet they require funding to develop. TNCi estimates that its cash and financing needs for its current business through June 2001 will be met by equipment financing that is currently being pursued, and private placements of equity currently being sought from various sources for working capital purposes. Toward this end, TNCi has closed on approximately $3.1 million of equity financing in the last three months. Despite these infusions, TNCi's audit report for the fiscal year ended June 30, 2000 contains a "going concern" qualification, as it has been determined that the company's current sources of cash do not meet its needs for the ensuing fiscal year. We are striving to obtain the financing necessary to meet TNCi's needs over the course of the coming fiscal year and to fully implement its business plan, but no assurances can be made that we will be able to do so. Failure to do so would have a material adverse effect on TNCi's financial condition, which, in turn, would have a material adverse effect on our financial condition.

WE HAVE A HISTORY OF LOSSES AND EXPECT CONTINUED LOSSES IN THE FORESEEABLE
FUTURE.

     For the year ended June 30, 2000, we lost approximately $37.8 million and had a net loss attributable to common shareholders of $37.5 million, including the profit from the approximately $5.4 million sale by The Network Connection of 195 Cheetah(R) multimedia video servers to schools in Georgia. Without the effect of this income on our net results we would have incurred greater losses for the year. In 1999, we changed our fiscal year end from October 31 to June
30. For the eight-month transition period ended June 30, 1999 we lost $2.4 million. In addition, under prior management, we incurred net losses of $7.3 million in 1998. Excluding the effect of any future non-operating gains, we expect to continue to incur losses for the foreseeable future and, if we ever have profits, we may not be able to sustain them.

     We expect to have a significant net loss for the year ended June 30, 2001. Our expenses will increase as we continue to implement our business model. Specifically, expenses will increase:

     * in the event we hire additional employees and lease more office space to broaden our partner company support capabilities;

     * in connection with the winding down of our UK lottery project (in connection with such project, we remain obligated for progress payments under the purchase agreement for the equipment that comprises the infrastructure of the lottery, and for payments to the company that manages and maintains the infrastructure) and pursuit of alternative operating strategies for the lottery infrastructure;

     * with respect to The Network Connection, in the event that it continues to draw on the credit facility for funds to hire additional management personnel, to develop its "away-from-home" experience content, to finance production and installation of the systems through which it runs its content and other operating expenses;

     * as we explore acquisition opportunities and alliances with other companies; and

     *    as we facilitate business arrangements among our partner companies.

     Expenses are also expected to increase due to the potential effect of goodwill amortization and other charges resulting from potential future acquisitions. If any of these and other expenses are not accompanied by increased revenue, our losses will be greater than we anticipate.

OUR REVENUES ARE SUBSTANTIALLY DEPENDENT ON OUR OPERATING SUBSIDIARIES.

     Our consolidated financial statements include our accounts and the accounts of our wholly owned subsidiaries:

     *    GlobalTech Holdings Limited

     *    GTL Management Limited

     *    Interactive Flight Technologies (Gibraltar) Limited

     *    GTL Lottoco, Inc.

     *    GTL Subco, Inc.

     *    GTL Investments

     *    GTL Leasing Limited

     *    Lottery Sales Company Limited

     *    MTJ Corp.

     *    GlobalTec Networks, LLC
and of our majority-owned and controlled subsidiary, The Network Connection, and its wholly-owned subsidiary TNCi UK Limited. The ownership interest of minority shareholders in The Network Connection are recorded as "minority interest" on our condensed consolidated financial statements. We generally would not consolidate with our results of operations the results of operations of a partner company in which we held less than a 50% voting interest and otherwise did not maintain management control.

     For the year ended June 30, 2000, the revenues of The Network Connection represented 96% of our total revenues, and for the eight-month transition period ended June 30, 1999, revenues from The Network Connection represented approximately 61 % of our revenues.

     At October 6, 2000, we owned approximately 79% of the aggregate voting interests of The Network Connection. If our voting ownership of any of our operating subsidiaries, particularly The Network Connection, were to decrease below 50% and we did not maintain management control, we would most likely not continue to consolidate their results of operations with our results of operations. While this would affect our earnings per share only to the extent of our ownership change, the presentation of our consolidated statement of operations and balance sheet would change dramatically. In addition, fluctuations and decreases in the revenues of any of our subsidiaries, particularly The Network Connection, will have a correlative effect on our revenues.

WE MAY NOT HAVE OPPORTUNITIES TO ACQUIRE INTERESTS IN ADDITIONAL COMPANIES.

     We may be unable to identify companies that complement our strategy. Even if we identify a company that complements our strategy, we may be unable to acquire an interest in the company for many reasons, including:

     *    failure to agree on the terms of the acquisition;

     *    incompatibility between our management and management of the company;

     *    competition from other potential acquirers;

     * and lack of capital resources needed to acquire an interest in the company.

     If we cannot acquire interests in additional companies, our strategy to build a network of technology partner companies that will enhance stockholder value may not succeed:

WE MAY BE UNABLE TO MANAGE NEWLY ACQUIRED PARTNER COMPANIES.

     We plan to continue to acquire interests in e-commerce, Internet, telecommunications, networking solutions and gaming companies to complement our business strategy. Any additional acquisitions will likely place strain on our limited resources and our ability to manage our partner companies. Risks related to future acquisitions include:

     * disruption in our ongoing support of our partner companies, distracting our management and other resources and making it difficult to maintain our standards, controls and procedures;

     * acquisition of interests in companies in markets in which we have little experience; and

     * increased debt or issuance of equity securities to fund future acquisitions, which may be dilutive to existing stockholders.

OUR SUCCESS DEPENDS UPON OUR SENIOR MANAGEMENT AND THE KEY PERSONNEL OF OUR PARTNER COMPANIES.

     Our success depends upon the continued employment of and performance by our senior management, particularly our Chairman and Chief Executive Officer, Irwin
L. Gross, and the key personnel of our partner companies. It could have a material adverse effect on us if our senior management team do not continue their relationships with us, or if our partner companies are unable to hire and retain a sufficient number of qualified management, professional, technical and marketing personnel.

THE MARKET PRICE FOR OUR STOCK IS AND WILL LIKELY CONTINUE TO BE VOLATILE.

     The market price for our stock has been volatile and has fluctuated significantly to date. The trading price of our stock is likely to continue to be highly volatile. In addition, the stock market in general and the market for technology companies in particular, have experienced extreme price and volume fluctuations. These broad market and industry factors may materially and adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on our business, financial condition and results of operations.

FLUCTUATIONS IN OUR QUARTERLY RESULTS WILL LIKELY CAUSE FLUCTUATIONS IN OUR STOCK PRICE.

     We expect that our quarterly results will fluctuate significantly due to many factors, including:

     *    the operating results of our operating subsidiaries;

     * changes in equity, losses or income and amortization of goodwill related to the acquisition or divestiture of interests in partner companies;

     * changes in our methods of accounting for our partner company interests, which may result from changes in our ownership percentages of our partner companies;

     * changes in the market price of our investment in US Wireless, which is marked to market;

     * sales of equity securities by our partner companies, which could cause us to recognize gains or losses under applicable accounting rules;

     * the pace of development or a decline in growth of the markets in which our partner companies operate and competition with respect to the technologies, products and services offered by our partner companies;

     * exchange rate fluctuations, to the extent that we generate revenues from foreign operations;

     * intense competition from other potential acquirers of prospective partner companies, which could increase our cost of acquiring interests in additional companies; and

     * our ability to effectively manage our growth and the growth of our partner companies.

     If our operating results in one or more quarters do not meet securities analysts' or your expectations, the price of our stock could decrease. In addition, we expect that the price of our common stock will fluctuate in response to announcements by us or our competitors with respect to acquisitions, divestitures and other corporate developments.

WE MAY HAVE TO BUY, SELL OR RETAIN ASSETS WHEN WE WOULD OTHERWISE NOT WISH TO IN ORDER TO AVOID REGISTRATION UNDER THE INVESTMENT COMPANY ACT OF 1940.

     Generally, a company may be required to register under the Investment Company Act and comply with significant restrictions if its investment securities exceed 40% of the company's total assets, or if it holds itself out as being primarily engaged in the business of investing, reinvesting or trading in securities. A company is generally not required to register under the Investment Company Act if less than 45% of its total assets consist of, and less than 45% of its net income is derived from, securities other than government securities and securities of majority-owned subsidiaries and companies primarily controlled by it.

     We believe that we are not an investment company, as that term is defined under the Investment Company Act, because our interests in partner companies that are not majority owned or primarily controlled by us make up less than 45% of our total assets and net income. It is not feasible for us to register as an investment company because the Investment Company Act regulations are inconsistent with our strategy of acquiring interests in, developing, operating and managing our partner companies. As the values of our currently held investment and non-investment securities change, and if we acquire additional investment securities, it is possible that we could be subject to regulation under the Investment Company Act. If that were to happen, we could ask for exemptive relief from the Securities and Exchange Commission. We are also able to rely once every three years on a one-year temporary exemption from the registration requirements of the Investment Company Act. If we were not able to obtain exemptive relief and the one-year temporary exemption were no longer available, we might need to take certain actions to avoid regulation under the Investment Company Act. We might be compelled to acquire additional income or loss generating assets that we might not otherwise have acquired, be forced to forego opportunities to acquire interests in companies that would be important to our strategy or be forced to forego the sale of minority interests we would otherwise want to sell. In addition, we might need to sell some assets considered to be investment securities, including interests in partner companies. Any of these actions could adversely affect our business.

WE MAY BE UNABLE TO OBTAIN MAXIMUM VALUE FOR OUR PARTNER COMPANY INTERESTS.

     We have significant positions in our partner companies. While we do not anticipate selling significant portions of our investments in our partner companies in the foreseeable future, if we were to divest all or part of an investment in a partner company, we may not receive maximum value for this position. For partner companies with publicly traded stock, we may be unable to sell our interest, or portions thereof, at then-quoted market prices. Furthermore, for those partner companies that do not have publicly traded stock, the realizable value of our interests may ultimately prove to be lower than the carrying value currently reflected in our consolidated financial statements.

OUR GLOBAL PRESENCE EXPOSES US TO CULTURAL DIFFERENCES, CURRENCY FLUCTUATIONS AND POLITICAL INSTABILITY.

     We have invested in foreign operations and may consider additional projects outside the United States. Our international presence exposes us to several risks, including the following:

     * CULTURAL DIFFERENCES. In transacting business in foreign countries, we seek to partner with entities from those countries and to hire professional consultants to help us determine whether products and services we propose to offer will be accepted by the people who live there. This process does not, however, ensure acceptance. Our failure to choose acceptable products and services to offer abroad will have an adverse effect on our business.

     * CURRENCY FLUCTUATIONS. When we purchase interests in non-United States partner companies for cash, we will likely have to pay for the interests using the currency of the country where the prospective partner company is located. Similarly, although it is our intention to act as a long-term partner to our partner companies, if we sold an interest in a non-United States partner company we might receive foreign currency. To the extent that we transact in foreign currencies, fluctuations in the relative value of these currencies and the United States dollar may adversely impact our financial results.

     * COMPLIANCE WITH LAWS. We are subject to the laws of the UK, with respect to our lottery project, and may become subject to the laws and regulations of other foreign countries in the future. These laws are different than those of the United States and we are less familiar with them. We must go to the expense of hiring legal counsel in each foreign country in which we operate to comply with their laws and regulations. The laws of these foreign countries may change at any time, which would likely require us to incur additional legal expenses to comply with such changes, or could even force us to discontinue operations.

     * POLITICAL INSTABILITY. We have, and may in the future purchase, interests in foreign partner companies that are located, or transact business in, parts of the world that experience political instability. Political instability may have an adverse impact on the subject country's economy, and may limit or eliminate a partner company's ability to conduct business.

IF WE DO NOT HAVE ENOUGH SHARES AUTHORIZED OR DO NOT OBTAIN STOCKHOLDER APPROVAL FOR THE ISSUANCE OF CLASS A COMMON STOCK UPON CONVERSION OF OUR SERIES C CONVERTIBLE PREFERRED STOCK AND/OR SECURED CONVERTIBLE NOTES IN EXCESS OF 19.999% OF OUR OUTSTANDING CLASS A COMMON STOCK, WE MAY BE FORCED TO REDEEM THE SERIES C CONVERTIBLE PREFERRED STOCK AND/OR THE SECURED CONVERTIBLE NOTES FROM THE HOLDERS.

     Pursuant to the terms of the convertible preferred stock purchase agreement that we entered to with Advantage Fund II Ltd. and Koch Investment Group Ltd. on February 16, 2000, in the event of a "triggering event," as defined in the Certificate of Designations, relating to the Series C Convertible Preferred Stock, such as if we do not have enough shares of Class A Common Stock authorized for issuance upon conversion of the Preferred Stock or do not obtain stockholder approval for the issuance of Class A Common Stock upon conversion of our Series C Convertible Preferred Stock held by these investors in excess of 19.999% of the outstanding shares of Class A Common Stock immediately prior to consummation of the sale of the Series C Convertible Preferred Stock as required under the Nasdaq listing rules and regulations, we may be forced to redeem the Series C Convertible Preferred Stock from them. We may not have the resources available to do so. As of October 6, 2000 the Series C Convertible Preferred Stock represented approximately 7.0% of our Class A Common Stock on a fully converted basis. If we were required to redeem the Series C Convertible Preferred Stock, it could have a material adverse effect on our business. The same risks are present in the event that we default on our obligations under the purchase agreements that we entered into with, or the secured convertible notes that we issued to, Advantage and Koch on June 8 and October 3, 2000. As of October 6, 2000, after the redemption of $3.0 million of the secured June convertible notes, the remaining June secured convertible note represented approximately 4.7% of our Class A Common Stock on a fully converted basis. Additionally, the October secured convertible notes would be convertible into shares representing approximately 20.9% of our Class A Common Stock assuming full conversion of the notes (which cannot occur until 120 days after issuance, assuming we have not redeemed prior thereto) using the average of last sale prices per share of our Class A Common Stock as reported by Nasdaq for the five consecutive trading days ended October 6, 2000. The Preferred Stock and October notes prohibit conversion to the extent that it would cause a holder to own more than 4.99% of our outstanding Class A Common Stock. The holders may waive these conversion restrictions on not less than 61 days prior written notice to us.

WE FACE GENERAL RISKS RELATED TO DOING BUSINESS THAT ARE BEYOND OUR CONTROL.

     Our success will depend in part on certain factors that are beyond our control and that cannot clearly be predicted at this time. These factors include general economic conditions, both nationally and internationally, changes in tax laws, fluctuating operating expenses, changes in governmental regulations, changes in technology and trade laws.

                    RISKS PARTICULAR TO OUR PARTNER COMPANIES

FLUCTUATION IN THE PRICE OF THE COMMON STOCK OF OUR PUBLICLY TRADED PARTNER COMPANIES COULD AFFECT THE PRICE OF OUR STOCK.

     The Network Connection and US Wireless are our two publicly traded partner companies. The price of their common stock has been highly volatile. The market value of our holdings in these partner companies changes with these fluctuations. Fluctuations in the price of The Network Connection's and US Wireless' common stock are likely to affect the price of our Class A Common Stock.

     THE NETWORK CONNECTION. The price of The Network Connection's common stock may fluctuate in response to announcements by it or its competitors regarding sales of products and services, product enhancements and other corporate developments. The Network Connection's results of operations, and accordingly the price of its common stock, may be adversely affected by the following factors:

     * the company's ability to implement its new business strategy, which requires obtaining and expending a great deal of capital to develop compelling content and new applications for its interactive entertainment and information technologies, and to penetrate new markets;

     * the company's ability to integrate, retain and manage the new management team that it has put in place to lead it in the implementation of its new business strategy;

     * the company's ability to generate revenues from the markets in which it is currently operating, and to do so on a profitable basis;

     * the company's ability to procure and provide desirable content through its interactive entertainment and information systems; and

     * the outcome of discussions with Carnival Cruise Lines with respect to a new agreement between the company and Carnival which would cover the installation of the company's latest CruiseView(TM) technology on a Carnival ship and contractual terms more favorable to the company than the previous agreement with Carnival, including a longer-term and multiple ship arrangement. While the company is optimistic about the discussions, there is no assurance that it will be successful in securing a new, more favorable long-term contract with Carnival.

     US WIRELESS. US Wireless currently has no revenues because it is in the process of developing networks to support its proprietary wireless location technology, RadioCamera(TM), which is designed to enable wireless carriers and others to provide their customers with location-based services and applications. US Wireless developed its RadioCamera(TM) technology to capitalize on the market that it expects to develop in response to the Federal Communication Commission's mandate, which requires geolocation of mobile phone subscribers dialing 911. The price of US Wireless' common stock may be adversely affected by the following factors:

     * additional mandates or other legislation or regulation negatively affecting the FCC mandate;

     * the development of the market for wireless location technologies, which currently is almost completely dependent upon the FCC mandate;

     * results of the testing of its RadioCamera(TM) wireless location-technology;

     * US Wireless' ability to build out a nationwide network to allow for use of the RadioCamera(TM) system on a nationwide basis, which will require substantial capital commitment, and developing additional applications and offerings of value-added services in connection with the RadioCamera(TM) technology;

     * the level of acceptance of US Wireless' RadioCamera(TM) technology as a solution to the FCC mandate and of any additional services the company develops for use in connection with that technology;

     * announcements by US Wireless or its competitors with respect to system and service enhancements, strategic and other agreements, and other corporate developments;

     * competitors' abilities to develop and implement their systems in response to the FCC mandate, and the level of acceptance of competitors' systems, in the event that any are developed and implemented; and

     * US Wireless' ability to obtain the financing necessary for it to carry out its business plan.

     An additional factor that may affect the volatility of the stock price of either of our publicly traded partner companies is the extent to which there are outstanding shares available for resale and derivative securities outstanding that could convert to shares available for resale. The sale of a significant number of shares of either of our publicly traded partner companies into the market could cause a decrease in the price per share of that partner company.

THE NETWORK CONNECTION HAS A HISTORY OF LOSSES AND EXPECTS CONTINUED LOSSES.

     The Network Connection generated revenues of $18.8 million for the fiscal year ended October 31, 1998, and realized a net loss for that year of $7.2 million. For the eight-month transition period ended June 30, 1999, The Network Connection generated revenues of $0.9 million, and realized net income of $2.3 million. This net income was due entirely to reversal of prior accruals. For the year ended June 30, 2000, The Network Connection generated revenues of $7.1 million on which it realized a net loss of $16.4 million. A majority of the revenues generated in the year ended June 30, 2000 came from the sale of 195 Cheetah(R) video servers in connection with the Georgia Metropolitan Regional Education Services Agency Net 2000 project. Without these sales, The Network Connection would have had a loss of $18.4 million for that period. As of June 30, 2000, The Network Connection's accumulated deficit was $99.3 million and working capital deficit was $6.8 million.

     Prior management of The Network Connection entered into an agreement with Carnival Cruise Lines, which obligated The Network Connection to install CruiseView(TM) systems on all ships designated by Carnival through December 2002.

Since the installation of the CruiseView(TM) system on two Carnival cruise ships, and beginning in the year ended June 30, 2000, the Network Connection experienced costs in excess of those recoverable under the Carnival agreement. Given these costs, and ongoing technical issues, The Network Connection notified Carnival of its desire to renegotiate their agreement. During these discussions, Carnival notified The Network Connection in a letter dated April 24, 2000 that it sought to terminate the agreement and sought to assert certain remedies thereunder. On September 25, 2000, The Network Connection and Carnival entered into an agreement settling their claims against one another. The settlement involves the termination of the Carnival agreement and the issuance to Carnival by The Network Connection of a $550,000 principal amount convertible note that bears interest at 8% and matures in one year. In addition, The Network Connection and Carnival continue to discuss a new agreement that would cover the installation of the latest CruiseView(TM) technology on a Carnival ship, and contain contractual terms more favorable to The Network Connection than the previous agreement, including a longer term and multiple ship arrangement. While The Network Connection is optimistic about the discussions, there is no assurance that it will be successful in securing a new, more favorable long-term contract with Carnival.

     The Network Connection has executed contracts to install its InnView(TM) system in only 10 hotels.

     We do not believe that The Network Connection's sales to date are sufficient to determine whether there is meaningful demand for its products. The Network Connection intends to continue to devote significant resources to its sales and marketing efforts in an effort to promote interest in its products. There is no assurance that The Network Connection will be successful with these efforts or that significant market demand for its products will ever develop.

     The Network Connection is an emerging growth company in the early phases of implementing a new business strategy. Its recently formed divisions and the projects they are pursuing are in their infancy. As such, most of these projects are not expected to generate significant revenue in the near-term, yet they require funding to develop. TNCi estimates that its cash and financing needs for its current business through June 2001 will be met by equipment financing that is currently being pursued, and private placements of equity currently being sought from various sources for working capital purposes. Toward this end, TNCi has closed on approximately $3.1 million of equity financing in the last three months. Despite these infusions, TNCi's audit report for the fiscal year ended June 30, 2000 contains a "going concern" qualification, as it has been determined that the company's current sources of cash do not meet its needs for the ensuing fiscal year. We are striving to obtain the financing necessary to meet TNCi's needs over the course of the coming fiscal year and to fully implement its business plan, but no assurances can be made that we will be able to do so. Failure to do so would have a material adverse effect on TNCi's financial condition, which, in turn, would have a material adverse effect on our financial condition.

DELISTING OF THE COMMON STOCK OF THE NETWORK CONNECTION FROM TRADING ON THE NASDAQ SMALLCAP MARKET WOULD REDUCE THE MARKETABILITY OF OUR HOLDINGS IN THE NETWORK CONNECTION.

     The Network Connection common stock is listed for trading on the Nasdaq SmallCap Market under the symbol "TNCX." A listed company may be delisted if it fails to maintain minimum levels of stockholders' equity, shares publicly held, bid price, number of stockholders or aggregate market value, or if it violates other aspects of its listing agreement. At June 30, 2000, The Network Connection did not satisfy the minimum level of net tangible assets required to be listed

($2.0 million), nor did The Network Connection have sufficient non-affiliate market capitalization ($35.0 million) or net income ($500,000 for two of the past three years). The Network Connection is seeking additional capital and attempting to effect other equity transactions to, among other things, increase its net tangible assets to at least the minimum level required. There can be no assurance that it will be able to raise this additional capital, or if it is able to raise additional capital, that such capital will be on terms satisfactory to it, or to effect other equity transactions currently under consideration. If The Network Connection fails to satisfy the criteria for continued listing, its common stock may be delisted.

     If The Network Connection common stock is delisted, public trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets," or on the NASD's "Electronic Bulletin Board." In this event, it may be more difficult to dispose of, or even to obtain quotations as to the price of, The Network Connection common stock and the price, if any, offered for its common stock may be substantially reduced. A decline in the market value of The Network Connection will not impact our financial position. However, such a decline would likely affect our stock price.

MANY OF OUR PARTNER COMPANIES OPERATE IN MARKETS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE.

     The markets in which many of our partner companies operate are characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Significant technological changes could render their existing technologies, products and services obsolete. Growth and intense competition in the networking solutions, telecommunications and e-commerce markets exacerbate these conditions. If our technology-oriented partner companies are unable to successfully respond to these developments or do not respond in a cost-effective way, our business, financial condition and operating results could be adversely affected. To be successful, these partner companies must adapt to their rapidly changing markets by continually improving the responsiveness, services and features of their products and services and by developing new features to meet the needs of their customers. Our success will depend, in part, on the abilities of our partner companies to enhance their existing products and services and develop new offerings and technology that address the needs of their customers. Our technology-oriented partner companies will also need to respond to technological advances and emerging industry standards in a cost-effective and timely manner.

OUR TECHNOLOGY ORIENTED PARTNER COMPANIES' PRODUCTS COULD EXPERIENCE TECHNICAL DIFFICULTIES.

     The products of our technology-oriented partner companies are highly specialized and involve intricate technologies and electronic components that may be subject to technical difficulties. These technical difficulties could occur at any time as a result of component malfunction or some other reason. Although our technology oriented partner companies generally utilize quality control procedures and test products before marketing them, there is no assurance that all defects will be identified. We believe that reliability will be an important consideration for customers of our partner companies. Failure to detect and prevent defects and design flaws in the products of these partner companies could adversely affect our business, financial condition and operating results.

THE SUCCESS OF OUR TECHNOLOGY-ORIENTED PARTNER COMPANIES IS DEPENDENT TO A LARGE DEGREE ON THE ACCEPTANCE OF E-COMMERCE AS A MEANS OF DOING BUSINESS.

     The success of our technology-oriented partner companies is dependent on the continued growth of intranets and the Internet as media for commercial transactions. The development of the e-commerce market is in its early stages. If widespread commercial acceptance of e-commerce and use of the Internet does not continue to develop, or if intranets and the Internet do not develop as effective media for providing products and services, our technology-oriented partner companies may not succeed. A number of factors could impede acceptance of e-commerce and the Internet as a medium for doing business, including:

     * the unwillingness of businesses to shift from traditional processes to intranet-based and/or Internet-based processes;

     * the failure to continue the development of the necessary network infrastructure for substantial growth in usage of the Internet;

     * increased government regulation or taxation may adversely affect the viability of intranets and the Internet as media for commercial transactions; and

     * the growth in bandwidth may not keep pace with the growth in on-line traffic, which could result in slower response times for the users of intranet-based and Internet-based commercial transactions.

THE UK LOTTERY PROJECT HAS NOT GENERATED SUFFICIENT CASH FLOW TO PAY A LARGE WEEKLY CONTRACTUAL OBLIGATION, AND WE MAY NOT SUCCEED IN IMPLEMENTING AN ALTERNATIVE OPERATING STRATEGY FOR THE NETWORK OPERATING CENTER AND TERMINALS UTILIZED IN THE PROJECT, WHICH WE EXPECT TO DISCONTINUE BY DECEMBER 31, 2000.

     Our UK lottery project began operations on March 27, 2000, and was officially launched on April 4, 2000 in conjunction with the start of a media campaign. The project has generated insignificant revenues to date. As discussed above, we have divested our interest in Inter Lotto, the company whose External Lottery Management Certificate we rely on to run the lottery, and have separated from Inter Lotto in all other respects, other than an arrangement with Inter Lotto to manage the lottery under the authority of the Certificate until December 31, 2000.

     GTL Management Limited, a UK subsidiary of ours, entered into an agreement with International Lottery and Totalizator Systems, Inc. pursuant to which International Lottery provides certain facilities management services and technological support in connection with the networking hardware, software and terminals that we, through another UK subsidiary, purchased from them and that serves as the infrastructure of the lottery. This agreement has a seven-year term and requires that we pay them $72,000 per week, plus additional amounts based on any terminals in excess of 3,500 being installed (there are only approximately 2,000 terminals installed at this time) and a percentage of average daily sales. We guaranteed performance of this agreement.

     The obligations under the facilities management agreement commenced on March 27, 2000 with the sale of the first ticket in connection with the lottery. Including the weekly payments required under this agreement, we currently anticipate that the lottery enterprise will require funding of approximately

$3.0 million in the three-month period ending December 31, 2000 to continue operations. After December 31, 2000, we will still be obligated to make payments under this agreement. We are currently negotiating its termination. There is no assurance that we will be successful in these negotiations or that, if terminated, the terms thereof will be favorable to us. Failure to negotiate a termination of this agreement and to do so on terms favorable to us could have a material adverse effect on our results of operations and financial condition.

     We are currently investigating alternative operating strategies for the use of the lottery equipment and network operating center following termination of the Inter Lotto lottery operations on or before December 31, 2000. Such strategies include utilizing the network for operating pools, lotteries and betting for established gaming companies, and to develop a national linked bingo game in partnership with proprietary private clubs throughout the UK. We intend to have implemented an alternative operating strategy by December 31, 2000, however, no assurance can be given that we will be successful in doing so. If we are unable to successfully implement an alternative operating strategy before the termination of Inter Lotto's lottery operations, the lottery equipment assets could be deemed impaired under generally accepted accounting principals, as the carrying value of such assets may not be fully recoverable in such event. Any "write down" of the value of such assets due to such impairment could have a material adverse effect on our financial condition.

ALL OF OUR PARTNER COMPANIES COULD BE ADVERSELY AFFECTED BY COMPETITION IN THE MARKETS IN WHICH THEY OPERATE.

     The markets in which our partner companies operate are highly competitive. Many of the competitors of our partner companies have longer operating histories and significantly greater financial, technical, marketing and other resources than they do. These competitors are therefore able to respond more quickly and efficiently to new or changing opportunities, technologies and customer requirements. If our partner companies' products and services do not achieve a significant level of acceptance in the marketplace, or their competitors develop products and services rendering theirs obsolete, our partner companies, and, in turn, we, would be adversely affected.

INTELLECTUAL PROPERTY ISSUES, GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES THAT COULD AFFECT OUR PARTNER COMPANIES.

     INTELLECTUAL PROPERTY. Our partner companies utilize certain proprietary technologies and other intellectual property that are valuable to them. They protect this intellectual property in a variety of ways, such as through patent, trademark and copyright law. US Wireless has filed 18 patent applications with the Patent & Trademark Office and has received three issued patents and has received notices of allowance for another four of these applications. There is no assurance that any of the remaining patents will be granted. In addition, our partner companies rely on confidentiality agreements with key employees to prevent disclosure of important intellectual property to third parties. There is no assurance that any of these protections will prove sufficient to prevent third parties from using our partner companies' intellectual property either through legal or illegal means. Use by third parties of intellectual property of one of our partner companies could adversely affect that partner company's business. In addition, we give no assurance that any particular aspect of any of our partner companies' intellectual property will not be claimed to infringe the intellectual property rights of a third party. Intellectual property infringement litigation for or against any of our partner companies would likely have an adverse effect on that partner company's business.

     GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES. Our partner companies are subject, both directly and indirectly, to various laws and governmental regulations relating to their businesses. Our partner companies that operate abroad are subject to the laws and regulations of foreign countries with which we are not familiar. We believe that our partner companies maintain compliance with these laws and regulations, and that, while there is expense incurred in doing so, these laws and regulations do not have a material impact on the operations of our partner companies; however, as a result of rapid technology growth and other related factors, laws and regulations may be adopted which significantly impact our partner companies' businesses, and, in turn, our business.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the Class A Common Stock offered pursuant to this prospectus by the selling stockholder.

                            SELLING SECURITY HOLDERS

RECENT FINANCING

     On June 8, 2000, Advantage Fund II Ltd. and Koch Investment Group Ltd. purchased an aggregate of $4,000,000 of secured convertible notes from us in a private placement transaction. Advantage and Koch received two notes each, which may be converted into our Class A Common Stock at a conversion price of $2.00 per share, subject to customary anti-dilution adjustments. As described below, Advantage and Koch received warrants in connection with a partial redemption of the notes on July 7, 2000.

     The notes mature on December 7, 2001 and bear interest at 6% per annum payable at maturity or on conversion in cash or stock, but only if a registration statement covering such stock has been filed and is effective. Stock is valued for interest payment purposes at the average of the last sale prices per share as reported by Nasdaq for each of the five days preceding the date on which the interest payment is made. The notes are redeemable by us at any time and from time to time, for a premium that increases with the length of time that the notes are outstanding, and the issuance of warrants or stock, also based on how long the notes are outstanding. We redeemed $2.0 million of the aggregate principal amount of the notes on July 7, 2000 for a total redemption cost of approximately $2.2 million and the issuance of certain warrants. The warrants issued in connection with the redemption are exercisable for, in the aggregate, 125,000 shares of our Class A Common Stock at an exercise price of $4.00 per share until July 7. The notes were secured by a pledge of 1,000,000 of our shares of the common stock of US Wireless.

     We are obligated to register the shares of our Class A Common Stock issuable upon any conversion, redemption or payment of the notes, as well as any shares underlying the warrants issued in connection with the partial redemption of such notes described above. We have registered for resale only 125,000 shares of our Class A Common Stock issuable upon exercise of the warrants issued to Advantage and Koch in connection with the July 7, 2000 redemption and 125,000 shares (62,500 shares for each of Koch and Advantage) issuable on conversion of the notes. On October 5, 2000, we redeemed an additional $1.0 million in notes from Advantage in connection with which we issued Advantage 62,500 shares of our Class A Common Stock, as we are obligated to by the redemption provisions of such notes. Because both notes held by Advantage have been redeemed, the registration for resale of 62,500 shares that could have been obtained by Advantage on conversion shall cover instead these 62,500 shares. The remaining $1.0 million note held by Koch is convertible into 500,000 shares of our Class A Common Stock. As required by the documentation entered into in connection with the June note issuance, we are registering the 500,000 shares of our Class A Common Stock issuable upon conversion of the Koch note (we are registering only 437,500 shares on this registration statement, as we have previously registered 62,500 shares obtainable by Koch on conversion of this note).

SETTLEMENT AGREEMENT

     On September 14, 2000, we entered into a settlement agreement with XCEL Capital, LLC, in connection with a specific performance action filed against XCEL by us in the United States District Court for the Eastern District of Pennsylvania. In the action, we sought to compel XCEL to tender 50,000 shares of our Class A Common Stock to us for consideration of $4.75 per share in accordance with a call notice we delivered to XCEL in January. In the interim between the delivery of our call notice to XCEL and settlement of the suit, we effected a 3-for-2 stock split of our outstanding Class A Common Stock. The settlement agreement obligates us to deliver to XCEL 25,000 shares of our Class A Common Stock and to file a registration statement for the resale of the aggregate of 100,000 shares held by XCEL. XCEL's right to sell the shares is subject to a volume limitation of no more than 5,000 shares per day and 10,000 shares per week until September 14, 2001.

     We have also agreed to register 3,814 shares of our Class A Common Stock on behalf of Robert E., Jr. and Sara Anne Benninger. The Benningers also refused to tender their shares in January, but were not involved in the lawsuit.

SELLING STOCKHOLDERS

     The following table sets forth for each selling stockholder (a) the name of the selling stockholder, (b) the number of shares of our Class A Common Stock owned by the selling stockholder before the offering (in some cases, as noted in the footnotes to the table, some or all shares underlie convertible preferred stock or warrants, and/or secured convertible notes held by the selling stockholder), (c) the number of shares of our Class A Common Stock offered by the selling stockholder under this prospectus, (d) the number of shares of our Class A Common Stock that will be owned by the selling stockholder assuming that all shares of our Class A Common Stock registered hereby on that stockholder's behalf are sold, and (e) the percentage of our outstanding shares of Class A Common Stock that those remaining shares will represent. The selling stockholder is a party to an agreement by which we agreed to register its shares of our Class A Common Stock. Registration of these shares enables the selling stockholder to sell the shares from time to time in any manner described in "Plan of Distribution" below, but does not necessarily mean that the selling stockholder will sell all or any of the shares.

                                                                                               PERCENTAGE OF
                                                                                             OUTSTANDING CLASS
                               NUMBER OF SHARES                           NUMBER OF SHARES     A COMMON STOCK
                                 BENEFICIALLY                               BENEFICIALLY        BENEFICIALLY
                                 OWNED BEFORE      NUMBER OF SHARES TO      OWNED AFTER         OWNED AFTER
NAME OF SELLING STOCKHOLDER        OFFERING        BE SOLD IN OFFERING        OFFERING          OFFERING (2)
---------------------------        --------        -------------------        --------          ------------
Koch Investment Group Ltd.         535,202 (1)            437,500             535,202 (1)          4.99%

XCEL Capital, LLC                  100,000                100,000                  --                 *

Robert E., Jr. and Sara Anne         3,814                  3,814                  --                 *
Benninger

----------
*    Less than 1%

(1) Includes 437,500 shares registered hereby. Koch also owns 400 shares of our Series C Preferred Stock, three secured convertible notes and warrants currently convertible or exercisable, as the case may be, in the aggregate, into 535,202 shares of our Class A Common Stock. The terms of the Preferred Stock and secured convertible notes prohibit conversion into such shares to the extent that conversion would cause the holder to own more than 4.99% of our outstanding Class A Common Stock.

(2) Percentages are based on 10,725,489 shares of Class A Common Stock outstanding as of October 6, 2000.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of Class A Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     * ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     * an exchange distribution in accordance with the rules of the applicable exchange;

     *    privately negotiated transactions;

     * broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

     *    a combination of any such methods of sale; and

     *    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including up to $15,000 of the fees and disbursements of counsel to one of the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

             DISCLOSURE OF THE SEC'S POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     Our bylaws provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty to us and our stockholders. This provision of the certificate of incorporation does not eliminate the duty of care. In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.

     Each director will continue to be subject to liability for:

     *    breach of the director's duty of loyalty to us;

     * acts or omissions not in good faith or involving intentional misconduct;

     *    knowing violations of law;

     * any transaction from which the director derived an improper personal benefit;

     *    improper transactions between the director and us; and

     * improper distributions to stockholders and improper loans to directors and officers.

     In addition to the protections provided by our bylaws and certificate of incorporation, we have entered into employment agreements with certain of our executive officers that provide them with indemnity against expenses and losses incurred in connection with certain with certain claims brought against them. We maintain approximately $20.0 million of coverage under a directors' and officers' liability insurance policy.

     There is no pending litigation or proceeding involving a director or officer as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The validity of the shares being offered pursuant to this prospectus will be passed upon for us by Schnader Harrison Segal & Lewis LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

     The consolidated financial statements of Global Technologies, Ltd. as of June 30, 2000 and 1999, and for the fiscal year ended June 30, 2000, the transition period ended June 30, 1999 and the year ended October 31, 1998 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                   ----------

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling shareholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of the offering, which are to be borne by us, are estimated as follows:

            SEC registration fee                     $   464.45
            Legal services and expenses                1,000.00
            Accounting services                        1,000.00
            Miscellaneous                                500.00
                                                     ----------
               Total                                 $ 2,964.45
                                                     ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

     Our Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     In addition to the protections provided by our bylaws and certificate of incorporation, we have entered into employment agreements with certain of our executive officers that provide them with indemnity against expenses and losses incurred in connection with certain claims brought against them. We maintain approximately $20.0 million of coverage under a directors' and officers' liability insurance policy.

ITEM 16. EXHIBITS

Exhibit No.     Description
-----------     -----------

4.1(1) Private Placement Purchase Agreement among Registrant and the Investors signatory thereto, dated as of June 8, 2000

4.2(1)          Form of Secured Convertible Note issued to Investors

4.3(1) Form of Warrant to be issued to holders of Secured Convertible Notes in the event of certain redemptions

5.1*            Legal Opinion and Consent of Schnader Harrison Segal & Lewis LLP

23.1*           Consent of KPMG LLP

----------
*    Filed herewith.
(1) Incorporated by reference from registrant's Registration Statement on Form S-3, File No. 333-41096, filed with the Securities and Exchange Commission on July 10, 2000.

Item 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     PROVIDED, HOWEVER, that clauses (1)(i) and (1)(ii) above do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on October 10, 2000.

                                     GLOBAL TECHNOLOGIES, LTD.


Date: October 10, 2000               By: /s/ Irwin L. Gross
                                         ---------------------------------------
                                         Irwin L. Gross, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:                                Signature and Title

October 10, 2000                     /s/ Irwin L. Gross
                                     -------------------------------------------
                                     Irwin L. Gross, Chief Executive Officer
                                     and Chairman of the Board of Directors
                                     (principal executive officer)

October 10, 2000                     /s/ Patrick J. Fodale
                                     -------------------------------------------
                                     Patrick J. Fodale, Vice President and
                                     Chief Financial Officer (principal
                                     financial and accounting officer)

October 10, 2000                     /s/ James W. Fox
                                     -------------------------------------------
                                     James W. Fox, President, Chief Operating
                                     Officer and Director

October 10, 2000                     /s/ Charles T. Condy
                                     -------------------------------------------
                                     Charles T. Condy, Director

October 10, 2000                     /s/ M. Moshe Porat
                                     -------------------------------------------
                                     M. Moshe Porat, Director

October 10, 2000                     /s/ Stephen Schachman
                                     -------------------------------------------
                                     Stephen Schachman, Director